Exhibit 10.1

ASSET AND INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This Asset and Intellectual Property Purchase Agreement, hereinafter referred to as the "Agreement", is made and executed on the following terms and conditions among:

SMS Managment Services, LLC, a Nevada Limited Liability Company, whose corporate office is located at 2580 Anthem Village Drive, Henderson, Nevada 89052, hereinafter referred to as "SMS".

SmartData Corporation, a Nevada Corporation, whose corporate office is located 1436 Legend Hills Dr. Clearfield, Utah 84532, hereinafter referred to as "SmartData".

"SMS and "SMARTDATA" are sometimes hereinafter collectively referred to as the "Parties", and individually as a"Party".

Recitals

"SMS" legal owner of certain Intellectual Properties including a downdraft gasifier that produces synthesis gas from municipal waste, sewage, sludge, processing plant renderings, animal manure, and other environmentally troublesome products, hereinafter referred to as "Intellectual Property/Properties". (Exhibit A)

"SMARTDATA", established in 1987, is an company focused on intellectual property research and development. "SMARTDATA" operations include the acquisition, development, marketing and licensing of intellectual properties. Looking to the future, "SMARTDATA" is seeking entry into the alternative fuel arena.

Whereas, the "Parties" are desirous of entering into this "Agreement", wherein "SMARTDATA" will purchase the Intellectual Property/Properties and the prototype unit of "SMS".

Now Therefore, the "Parties" hereby agree as follows:

Offer and Acceptance

The "Parties" specifically offer, accept and agree to all of the terms, conditions, and provisions of this "Agreement".

Consideration

The consideration of the stock conveyance, acts, mutual promises, covenants and conditions contained herein, and in further consideration of the mutual performance thereof, together with other good and valuable consideration, the receipt thereof, is agreed upon by the "Parties" as legal, adequate, and sufficient.

The "Agreement"

1.

Parties: The "Parties" to this "Agreement" are: SMS Management Services, LLC,  and SmartData Corporation.

2.

Sale of Intellectual Property/Properties & Prototype: "SMARTDATA" agrees to purchase all the rights title and interest of the "Intellectual Property/Properties" and the prototype unit of "SMS" for 715,320 shares of "SMARTDATA" $0.001 par value common stock and the assumption of $156,900 in liabilities due to Petersen Incorporated for the engineering and construction of the working prototype of the Gasifier.

3.

Non Compete Provision: The undersigned "SMS" and each of its signing Members agree not to compete with "SMARTDATA", or commence, either as an individual or through a new entity, any operation that would be in direct competition with "SMARTDATA" and the licensed  "Intellectual Properties" for a period of five (5) years from the date of execution of this "Agreement".

4.

Acts, Procedures, and Duties of "SMARTDATA": "SMARTDATA" is to:

4.01 Conduct and perform the terms and conditions as set-forth in this "Agreement" with the utmost professionalism, honesty, and forthrightness as is mandated by industry standards pertaining to this undertaking.

4.02 Upon execution of this "Agreement", "SMARTDATA" will immediately commence funding for further engineering and testing of the working prototype of the gasifier.

4.03 Continually oversee, maintain protect, preserve and safeguard the "SMS" "Intellectual Properties".

4.04 Be responsible for complying with all laws, in particular with those laws applicable to the activities described under this "Agreement".

4.05 Use its best efforts to effectuate and comply with all of the terms and conditions of this "Agreement", and with all laws of the respective countries involved.

5.

Time of Essence: The "Parties" agree that time is of the essence in executing this "Agreement"

6.

Waiver. No delay or omission on the part of "Parties" in exercising any right hereunder shall operate as a waiver of such right or any other right. A waiver by the "Parties" of a provision of this "Agreement" shall not prejudice or constitute a waiver of the "Party's" right otherwise to demand strict compliance with that provision or any other provision of this "Agreement".

7.

Execution Venue and Choice of Law. This "Agreement" is executed and entered into and governed  by the laws of the State of Nevada as to any dispute or unresolved issue.

8.

Severability. If a court of competent jurisdiction finds any provision of this "Agreement" to be invalid or unenforceable as to any circumstance, such finding shall not render that provision invalid or unenforceable as to any other circumstances. If feasible, any such offending provision shall be deemed modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

9.

Commissions and Fees. The "Parties" represent and acknowledge that there are no fees or commissions to be paid to any person or entity resulting from the execution and entry of the "Parties" into this" Agreement".

10.

Taxes. The "Parties" agree that each "Party" shall be individually and respectively responsible for any and all taxes from Federal, State or local that otherwise that might be owed accessed to a "Party", and each "Party" agrees to hold the other "Parties" harmless from any collection process of any said tax.

11.

Litigation. Each "Party" states that there are no lawsuits, proceedings, or governmental investigations pending or threatened against them.

12.

Agreement Not Unconscionable. It is agreed by "Parties" that the terms and conditions of the "Agreement" are not unconscionable to any "Party".

13.

Entire Agreement. This instrument embodies the whole agreement of the "Parties". There are no promises, terms, conditions, or obligations other than those contained herein. This "Agreement" supersedes all previous communications, representations, or agreements, either verbal or written between the "Parties" hereto. Any agreement entered into between "Parties" after the date of this "Agreement", must be in writing, signed by the "Parties" hereto, and added to this "Agreement" as an addendum.

14.

Authority and Binding Effect. The execution, delivery, and performance of this "Agreement" by the "Parties" have been duly authorized by all necessary action of the respective entities/companies all are enforceable in accordance with their terms. Such execution, delivery, and performance do not require the consent or approval of any other person or governmental agency or authority. Each signing Party has the capacity and authority to execute this "Agreement". This "Agreement" is binding upon the "Parties" hereto, and is legally enforceable in accordance with the respective terms hereof.

IN WITNESS WHEREOF, the "Parties" have caused this "Agreement" to be duly authorized and executed on the day, month and year hereinafter set-forth.

SMS Managment, LLC

By: /s/ Sherree Schultz

Dated: March 25, 2014

Title: Manager

SmartData Corporation

By: /s/ Bruce Lyberrt

Dated: March 25, 2014

Title: Director

By: /s/ Zachary Bradford

Dated: March 25, 2014

Title: Director

EXHIBIT A

Intellectual Property/Properties

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Patent # 8,105,401 'Parallel Path, Downdraft Gasifier Apparatus and Method'

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Patent # 8,518,133 'Parallel Path, Downdraft Gasifier Apparatus and Method'

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32 inch Downdraft Gasifier